Exhibit 99.1

Graham Holdings to Spin-Off Its Cable Division

WASHINGTON, DC-November 13, 2014-Graham Holdings Company (NYSE: GHC) today announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of Cable ONE, Inc., a Graham Holdings subsidiary, from Graham Holdings. Following the proposed transaction, Cable ONE will be an independent, publicly traded company. Graham Holdings intends to complete the proposed transaction in 2015.

“After a careful review of strategic options, we believe that a separation of Graham Holdings and Cable ONE will create value for the companies and our shareholders,” said Donald E. Graham, chairman of the Board of Directors. “The separation will position Graham Holdings to pursue continued growth opportunities, while enabling Cable ONE to focus entirely on its video, Internet and voice services and to attract a more natural stockholder base.”

The proposed transaction will be structured as a tax-free spin-off of Cable ONE to the stockholders of Graham Holdings. The transaction is contingent on the satisfaction of a number of conditions, including completion of the review process by the Securities and Exchange Commission of required filings under applicable securities regulations, other applicable regulatory approvals and the final approval of transaction terms by the Board of Directors of Graham Holdings.
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About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services, television broadcasting, cable systems and online, print and local TV news. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (KPRC-Houston, WDIV-Detroit, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); Cable ONE, serving small-city subscribers in 19 midwestern, western and southern states; The Slate Group (Slate, Slate V, TheRoot); and Foreign Policy. The Company also owns Trove, a digital team focused on innovation and experimentation with emerging technologies; SocialCode, a leading social marketing solutions company; Celtic Healthcare; Forney Corporation; Joyce/Dayton Corp; and Residential Healthcare Group.

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Contact:            Rima Calderon
Rima.Calderon@ghco.com
(703) 345-6358